SECTION 8     CODE OF ETHICS

8.01	Introduction
As an investment adviser, the Firm has implemented and adopted a Code of Ethics Policy (the “Code”) that all employees are expected to uphold. The Firm has a fiduciary duty to place the interests of its clients before the interests of the Firm and its employees, and to identify and prohibit certain types of transactions deemed to create conflicts of interest and to establish reporting requirements and enforcement procedures. In addition, employees should understand that these general principles apply to all conduct, whether or not the conduct is also covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment. The Code incorporates the following general principles, which all employees are expected to uphold:

•	We must at all times place the interests of our clients before the interest of the Firm and its employees or any other outside interests.

•
All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an employee's position of trust and responsibility.

•	Employees must not take any inappropriate advantage of their positions at the Firm.

•	Information concerning the identity of securities and financial circumstances of the Firm and its investors must be kept confidential.

•	Independence in the investment decision-making process must be maintained at all times.

•	Employees must comply with the letter and spirit of laws and regulations applicable to the operation of the Firm and its clients.

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Violations of law or regulation by employees that relate to matters of trust and confidence or securities law or regulation in their conduct outside of their employment may affect their fitness for duty as employees of a firm with fiduciary responsibility and high ethical standards.

8.02	Covered Persons and Accounts
The Code applies to all of the Firm’s employees, which for the purpose of the Code includes all of the Firm’s supervised persons. The Firm’s supervised persons consist of directors, officers and partners (or other persons occupying similar status or performing similar functions); all employees and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

At the discretion of the CCO, certain other individuals, including contractors and interns may be subject to the Code for the duration of their engagement with the Firm. In addition, individuals by virtue of their access to information may be considered an “Access Person” as defined by SEC Rule 204-a1 and Rule 17j-1 of the Investment Company Act , and, if so, will become subject to the Code.

Responsibility	• Chief Compliance Officer
Resources	• Rule 204A-1 and Rule 17j-1 of the Investment Company Act
Frequency	• Annual
Action
•    The CCO is responsible for determining who is an access person pursuant to Rule 204A-1 and Rule 17j-1 and therefore subject to the Code of Ethics. This will be reviewed on no less frequently than an annual basis.
•    An Access Person is defined as:
o    Any supervised persons:
▪    That have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the Firm’s clients, or
▪    Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
o    If providing investment advice is the adviser’s primary business, all of the directors, officers and partners of the Firm are presumed to be access persons.

Record	• Any changes to the Firm’s list of access persons will be noted in the CCO’s annual compliance report that is conducted pursuant to Rule 206 and Rule 17j-1.

8.03	Personal Brokerage Accounts
Upon becoming an access person, each employee must direct any broker-dealer where his or her personal accounts are maintained to submit all copies of trade confirmations and statements with respect to their personal accounts directly to the Firm. A sample “Broker Instruction Letter” requesting forwarding of trade confirmations and account statements has been attached as Exhibit D to this Compliance Manual. In the event the broker-dealer where the employee maintains his or her account(s) does not electronically deliver statements or interact with Schwab Compliance Technologies (“SChwabCT”), the employee may be required to move the account(s) to a broker-dealer approved by the Chief Compliance Officer.
The term "personal account" means any securities account in which an employee has any direct or indirect "beneficial ownership" and control, and includes any personal account of an employee's immediate family member (including any relative by blood or marriage either living in the employee's household or financially dependent on the employee).

An employee is deemed to have beneficial ownership if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Exchange Act").

Accounts over which an employee does not have direct or indirect (discretionary) influence or control are not required to be produced in accordance with this section.

Responsibility	• Chief Compliance Officer
Resources	• Broker Instruction Letter, attached to this Manual as Exhibit D and Schwab CT
Frequency	• As needed
Action	• The CCO will ensure that all new employees direct their personal brokerage accounts (either via letter or via SchwabCT) to submit duplicate statements to the Firm for review.
Record	• The Firm must maintain all copies of employee personal brokerage account statements (these are maintained in SchwabCT).

8.04	Compliance with Applicable Federal Securities Laws
In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all employees to comply with applicable federal securities laws. These laws include the U. S. Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Advisors Act of 1940 (the “Advisers Act’), Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

With respect to investment company clients where the Firm may act in the capacity of a sub-adviser to a fund and deemed to be an affiliated person of the fund pursuant to the provisions of Rule 17j-1. This rule provides that any affiliated person of a fund shall not:

1.	employ any devise, scheme or artifice to defraud a fund;

2.
make to the fund any untrue statement of a material fact or omit to state to the fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	engage in any act, practice or course of business that would operate as a fraud or deceit upon the fund; or

4.	engage in any manipulative practice with respect to the fund.

8.05	Covered Securities
The term "covered securities" refers to all securities defined as such under the Investment Advisers Act of 1940 (the "Advisers Act") and includes:

•	Debt and equity securities;

•	Options on securities, on indices, and on currencies;

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; and

•	Foreign unit trusts and foreign mutual funds.

The term "covered securities," however, does not include the following:

•	Direct obligations of the U.S. government (e.g., treasury securities);

•	Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm's affiliates); and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open- end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm's affiliates).

All ETFs, mutual funds, unit investment trusts, or other basket type securities etc. should be broadly diversified to ensure any potential overlap in holdings to Firm’s positions are minimal. Any questions regarding the application of these terms should be referred to, and addressed by, the CCO.

8.06	Restrictions on Personal Trading and Trading in Covered Securities

The following policies and procedures govern the personal trading of covered securities by covered persons.

Trade Pre-Approval: Notwithstanding the exceptions noted immediately below, employees may only trade equity securities in their personal accounts after first obtaining trade pre-approval from the CCO, with the CCO obtaining trade pre-approval from the CIO. This approval can be requested via SchwabCT or by completing the “Pre-Clearance Trading Approval Form” (attached to this Compliance Manual as Exhibit E), identifying the security, the number of shares requested, and whether the transaction is a purchase or sale. Pre-approval will not be required for transactions conducted in an account for which trading discretion has been given to, and is presently retained by, a third party.

The CCO/CIO will respond to all pre-approval requests via SchwabCT or via email. Approvals may be relied upon until the date noted on the approval by the CIO/CCO. If no date is specified on the CCO’s approval, the approval may be relied upon until the close of the business day upon which it was granted. Upon the expiration of that time period, a new request for approval must be made and granted before the relevant transaction may be executed. If the employee’s trade request is for a security that is on the firm’s Restricted Trading List, the employee’s trade request will be denied.

Exceptions to Pre-Clearance Requirements: The pre-clearance requirements set forth in this section shall not apply to the following transactions:

•	Purchases or sales over which a Covered Person has no direct or indirect influence or control;

•	Purchases or sales that are non-volitional on the part of the Covered Person (e.g. purchases made pursuant to an automatic dividend reinvestment plan);

•	Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities;

•
Acquisition of securities through stock dividends, dividend reinvestment, stock splits, reverse stock splits, mergers, consolidations, spin-offs and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; and

•	Purchases or sales of shares in a money market fund.

Holding Period: The Firm’s employees should not engage in excessive personal trading activities while at work. In order to prevent excessive trading in employee personal accounts, the Firm requires all employees to abide by a three (3) day holding period for transactions in their personal accounts.

Restricted Trading List (RTL): Should the Firm maintain a Restricted Trading List (“RTL”), no access person may engage in any transaction in any security on that RTL, even if such security was held in an access person’s personal account prior to joining the Firm.

IPOs and Private Offerings: Notwithstanding any exceptions to the pre-clearance requirements noted above, all Covered Persons must obtain pre-clearance prior to investing in an initial public offering or private placement.

Responsibility	• All employees • Chief Compliance Officer
Resources	• SchwabCT • Pre-Clearance Trading Approval Form, attached to this Manual as Exhibit E • SpiderRock’s Restricted Trading List, attached to this Manual as Exhibit F
Frequency	• As needed
Action
•    Employees must submit a request to the CCO prior to trading any securities in their personal trading accounts. The request may be made via SchwabCT or attached form.
•    Employees must hold any purchased security for a minimum of three days.

Record	• The CCO will maintain any personal trading requests made via form in the Firm’s files via SchwabCT.

8.07	Initial and Annual Holdings Reports
Employees must submit an “Initial and Annual Report of Holdings Form” (attached as Exhibit G), sign its attestation and deliver it to the CCO disclosing all securities held in any personal account no later than 10 days after becoming an access person or employee and within 30 days following the end of a fiscal year. The information must be current and as of a date no more than 45 days prior to the date of becoming an access person or the end of a particular fiscal year. Each such report must contain, at minimum:

•	The title and type of security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each security in any personal account;

•	The name of any broker, dealer or bank with which the access person maintains any personal account; and

•	The signature and date on which the access person submits the report.
In disclosing the above information, employees may rely upon the statements provided by their brokers to the CCO throughout the year. In doing so, employees would complete the section of Exhibit G titled “List of Covered Accounts as defined in the Firm’s Code of Ethics” disclosing all discretionary brokerage accounts. Employees would then reference their previously provided brokerage statements in completing the covered security holdings section of Exhibit G.

Responsibility	• All employees • Chief Compliance Officer
Resources	• SchwabCT • Initial and Annual Report of Holdings, attached to this Manual as Exhibit G
Frequency	• Upon initial hire and annually thereafter
Action
•    Employees must complete the Initial and Annual Report of Holdings form, disclosing all personal trading accounts to the CCO.
•    The CCO will compare the accounts disclosed by all employees against the personal trading statements currently received to ensure that all statements are properly being received, reviewed and maintained.

Record	• The annual form will be maintained in each employees personnel file.

Note – Accounts over which the employees do not have direct or indirect (discretionary) influence or control are not required to be included in the Initial and Annual Holdings Reports.

8.08	Quarterly Transaction Reports
Employees must submit a “Quarterly Transaction Report” (via SchwabCT or the form attached to this Compliance Manual as Exhibit H) no later than 30 days after each quarter end to the CCO for each securities transaction in any personal account, not just transactions with respect to covered securities. The report must contain the following information for each transaction:

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The date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date on which the access person submits the report.
Quarterly Transaction Reports are not required for accounts over which the employees do not have direct or indirect (discretionary) influence or control. In addition, instead of completing Exhibit H on a quarterly basis, employees may arrange for the automatic delivery of their quarterly transactions by directing their broker to send duplicate statements to the Firm’s CCO. A sample broker instruction letter making such a request is attached to this manual as Exhibit D.

Responsibility	• All employees • Chief Compliance Officer
Resources	• SchwabCT • Quarterly Transaction Report attached to this Manual as Exhibit H • Employee personal trading statements in place of Exhibit H
Frequency	• Quarterly
Action
•    Employees must either complete a quarterly transaction report or ensure that their personal trading statements are directed to the Firm.
•    The CCO will ensure that all personal trading account statements are properly received and reviewed for all employees.

Record	• The personal trading statements will be maintained in the Firm’s files.

8.09	Outside Activities
At the point at which an employee commences employment with the Firm, they will be required to disclose any existing outside business activities by completing Exhibit I, Conflicts of Interest/Outside Business Activities Form. This form must then be updated on an annual basis.

An employee's service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an employee's duties to the Firm. Accordingly, employees are prohibited from serving on the boards of directors of any outside company, unless the service has been approved in writing by the CCO. In addition, any employee serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

The Firm also discourages employees from (i) engaging in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the employee's duties at the Firm. Accordingly, an employee must obtain pre-approval from the CCO prior to engaging in any of these activities.

Should an employee receive approval for outside business ventures, it is the employee’s responsibility to ensure that all material non-public information received through the outside relationship is disclosed to the Firm immediately. The Firm’s CCO will then take measures to restrict any trading activity based upon the acquired information.

Responsibility	• All employees • Chief Compliance Officer
Resources	• SchwabCT • Conflicts of Interest Form, attached to this Manual as Exhibit I
Frequency	• Annual, and as needed
Action
•    Employees must complete a Conflicts of Interest/Outside Business Activities Form via SchwabCT on an annual basis.
•    Employees must request permission from the CCO prior to accepting any outside business activity position.

Record
•    Copies of the Conflicts of Interest/Outside Business Activities Form will be maintained in employee files.
•    Any memorandum granting permission for an outside business activity will be maintained by the CCO via Schwab CT.

8.10	Social Media
SRA employees agree to not use social media for any business-related communications without first receiving approval from the CCO due to the potential for such activity to cause violations of SEC regulation as well as reputational harm. In addition, all employees are advised that at the discretion of the CCO and the Firm’s Executive management, a particular employee’s social media use may be deemed “high risk” of regulatory violations for the firm. If a particular employee’s use of social media is deemed “high risk,” that employee may be asked to “link” to the CCO or the appointed manager’s LinkedIn page and Twitter feed in order for the Firm and its CCO to appropriately monitor their activities. In addition, an employee that has social media activity that is deemed “high risk” may be asked to submit to other monitoring of social media activity, including the divulgence of passwords for social media accounts to the Firm’s CCO. Failure to comply with this policy (and any portion of the Code of Ethics) may constitute grounds for disciplinary action.

8.11	Gifts and Entertainment
In order to address conflicts of interest that may arise when an employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. Some types of gifts and entertainment require the approval of the CCO via SchwabCT. Accordingly, it is important that all employees become familiar with the following rules and regulations:

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Gifts:     No employee may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $200, from any person or entity that does business with or on behalf of the Firm. No employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm. Notwithstanding the foregoing, no employee may provide or accept gifts having an aggregate value of $100 per year to or from any person associated with a broker-dealer.

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Entertainment: No employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Entertainment that is valued over $250 must be pre-approved by the CCO, CIO or Head of Marketing/Sales. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event that an employee reasonably expects to exceed a de minimis value must be approved in advance by the CCO.

•	Cash: No employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.

•
Government Officials: No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any employee without the prior written approval of the CCO.

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Union Officials: Special Department of Labor reporting requirements apply to service providers, such as investment advisors, to Taft-Hartley employee benefit funds. Those service providers must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold. Accordingly, employees must receive pre-approval for gifts and entertainment provided to such persons.

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Reporting:     Each employee must report (either by submitting Exhibit J to this Compliance Manual via e-mail or in written form) to the CCO any gifts or entertainment received in connection with the employee's employment that the employee reasonably believes exceeded the de minimis value. The CCO may, depending on the facts and circumstances, require that any such gift be returned to the provider or that an entertainment expense be repaid by the employee.

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Solicited Gifts: No employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other entity with which the Firm does business.

•	Referrals: Employees may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the employee expects to personally benefit in any way from the referral.

8.12	Surveillance and Violations of Policy
Each calendar quarter, the CCO or his/her designee will conduct a review of personal trading compliance pursuant to the Code of Ethics.

Responsibility	• Primary – Chief Compliance Officer • Secondary – Chief Investment Officer
Resources	• Employee Personal Trading Files
Frequency	• Quarterly
Action
•    The CCO or his/her designee will review employee trading account statements against his/her records of approved trades and will review for holding period compliance.
•    The CIO will review the accounts of the CCO.

Record	• Following the completion of this review, the CCO will create a written report of his/her findings.

In addition to this review, employees of the Firm have an independent duty to report violations of the policy to the CCO. The CCO reserves the right to deliver a report of transactions to the employee’s supervisor on a regular basis or as needed to investigate potential inappropriate trading activity,

Every employee must immediately report any violation of the Code to the CCO or, in the CCO's absence, to the CIO. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any employee who reports a violation of the Code in good faith as any retaliation constitutes a further violation of the Code. The CCO will keep records of any violation of the Code, and of any action taken as a result of the violation.

8.13	Exceptions to the Code
The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

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The employee seeking the exception provides the CCO with a written statement (i) detailing the efforts made to comply with the requirement from which the employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the employee;

•
The CCO believes that the exception would not harm or defraud the Firm or its clients, violate the general principles stated in the Code or compromise the employee's or the Firm's fiduciary duty to any client; and

•	The employee provides any supporting documentation that the CCO may request from the employee.
No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

8.14	Recordkeeping
The books and records of the Code that are required to be maintained include the following:

•	A copy of the Code that is currently in effect, or at any time within the past five years was in effect;

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgments of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an employee;

•	A record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons;

•	A record of the names of persons who are currently, or within the past five years were, access persons; and

•	A record of any exception from the Code granted by the CCO, all related documentation supplied by the employee seeking the exception, and the reasons supporting the decision to grant the exception.
These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm. Currently, the firm utilizes SchwabCT for all electronic record keeping.

8.15	Sanctions
Any violation of any provision of the Code may result in disciplinary action. The CCO will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

8.16	Acknowledgment of Receipt and Compliance Manual
Upon initial hire and annually thereafter, the Firm will provide each employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO. Each employee must provide the Firm with a written acknowledgment by signing the “Annual Compliance Acknowledgment Form” (attached to this Compliance Manual as Exhibit A) evidencing the fact that such employee has received and reviewed, and understands, the Code.

Responsibility	• Chief Compliance Officer
Resources	• SchwabCT • Annual Compliance Acknowledgment Form, attached to this Manual as Exhibit A
Frequency	• Upon initial hire and annually thereafter
Action	• CCO to provide employees with a copy of this Compliance Manual, including the Code, and must receive a signed acknowledgment of receipt.
Record	• The Firm must maintain copies of the signed Compliance Acknowledgment Form.